Exhibit 4.12

[Translation of Chinese Original]

Letter of Consent

From: Beijing Super TV Co., Ltd. (“Super TV”)

To: Beijing Novel-Super Digital TV Technology Co., Ltd. (“N-S Digital TV”)

Super TV and N-S Digital TV entered into the Products and Software Purchase Agreement (hereinafter referred to as “the Original Agreement”) on June 27, 2004. In order to clarify with respect to the implementation of the Original Agreement, Super TV hereby issues this Letter of Consent.

1.
Subject Matters of Consent: in accordance with Paragraph 2 of Article 1 of the Original Agreement, Super TV hereby consents that beginning March 2006, N-S Digital TV may produce independently or purchase from a third party IC cards used in conditional access systems that it requires for its operation.

2.	Term of Consent: starting from the above-mentioned beginning date of consent, until the date on which Super TV makes a written statement to terminate this Letter of Consent.

3.
The other terms and conditions provided in the Original Agreement and their implementation shall remain unchanged. Super TV is entitled to terminate this Letter of Consent at any time. Upon termination of this Letter of Consent, both parties shall resume their performance of the relevant provisions of the Original Agreement.

4.	This Letter of Consent shall become effective upon issuance by Super TV.

Beijing Super TV Co., Ltd.
(Seal)
April 30, 2009